Exhibit 99.1 Press Release dated October 23, 2009

FOR IMMEDIATE RELEASE                                                                                     FOR MORE INFORMATION:
         Todd Kanipe
                                                                                                                                    Chief Executive Officer
                                                                                                                                    (270) 393-0700

CITIZENS FIRST CORPORATION ADVISES STOCKHOLDERS TO TAKE NO ACTION
IN RESPONSE TO PORTER BANCORP’S OFFER

Bowling Green, Kentucky, October 23, 2009 — Citizens First Corporation (Nasdaq: CZFC) today recommended that Citizens First’s stockholders take no action at this time in response to the announcement by Porter Bancorp, Inc. (Nasdaq: PBIB) that it has made an unsolicited conditional tender offer to acquire Citizens First’s outstanding shares of common stock.

Consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, Citizens First’s board will review and consider the offer, and within 10 business days, will advise Citizens First’s stockholders of the board’s position regarding the offer as well as its reasons for that position.

Chartwell Capital Ltd. is acting as financial advisor to Citizens First and Wyatt, Tarrant & Combs, LLP is acting as legal advisor.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Note to Security Holders

Investors are urged to read Citizens First Corporation’s Solicitation/Recommendation Statement on Schedule 14D-9 when it becomes available as it will contain important information. Security holders may obtain a free copy of the Solicitation/Recommendation Statement (when it becomes available), as well as any other public filings made from time to time by Citizens First with the U.S. Securities and Exchange Commission in connection with the tender offer by Porter Bancorp Inc., free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements of Citizens First that are not historical facts.  These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.  Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements.  Various factors may cause differences between current expectations and actual results, including risks and uncertainties associated with Porter Bancorp’s tender offer.  Other factors that may cause Citizens First’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Citizens First’s filings with the Securities and Exchange Commission (SEC). Copies of Citizens First’s filings with the SEC may be obtained at the SEC’s website at www.sec.gov.  Citizens First expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Citizens First’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.